UNITED STATES
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WASHINGTON, D.C. 20549
SCHEDULE 14A
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Yahoo! Inc.

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Yahoo! Inc. released the following press release on June 25, 2008.
YAHOO! SENDS LETTER TO STOCKHOLDERS
SUNNYVALE, Calif., June 25, 2008 — Yahoo! Inc. (Nasdaq:YHOO), a leading global Internet company, today sent the following letter to all stockholders from Chairman Roy Bostock and CEO Jerry Yang.
June 25, 2008
Dear Fellow Stockholders:
We are writing to update you on the latest developments here at Yahoo!, including our recently announced commercial agreement with Google and the outcome of our discussions with Microsoft regarding a potential transaction.
On June 12, we announced a non-exclusive agreement with Google that we expect will generate approximately $250 to $450 million in incremental operating cash flow for Yahoo! in the first twelve months following implementation. This cash flow will enhance our profitability as well as help support achievement of our key strategic objectives. Combined with continuing advances in our own search capability, the agreement is an important step in our efforts to capitalize on the high-growth online advertising opportunities where we are best positioned to compete successfully and create more value.
Let us explain why we find this new agreement so exciting.
The Yahoo!-Google Agreement is Financially Attractive and Strikes the Right Strategic Balance.
Under the agreement with Google, Yahoo! will continue to provide algorithmic and sponsored search results, but now will also have the ability to run sponsored search ads supplied by Google alongside Yahoo!’s search results. Advertisers will pay Google directly for each click on Google paid search results appearing on Yahoo!. Google will then pay us a fee (in industry jargon, traffic acquisition cost) based on revenue realized from click-throughs on ads supplied to Yahoo! by Google.
This carefully structured agreement strikes the right strategic balance, enhancing our financial results while advancing our strategic objectives of being the “starting point” for the most users on the Internet and offering such compelling value that advertisers will see us as the “must buy” in online advertising.
One of our key strategies for achieving these objectives is to capitalize on the increasing convergence of search and display advertising, where we are especially well positioned to compete and succeed. We have already accelerated our efforts to strengthen our presence in display through a variety of initiatives and acquisitions in recent months. Our new commercial agreement with Google enhances our ability to pursue this strategy.
Another key strategy is to open our platform to other developers to optimize monetization for our advertisers and publishers and provide the best experience for our users. We see this agreement as a natural extension of the efforts we have already made toward an open marketplace.

The Google agreement is non-exclusive and provides strategic and operational flexibility for Yahoo!. It allows Yahoo! to use Google’s services in those areas where Google monetizes our inventory more effectively but also permits us to continue to use our own search technology in areas where we believe we are most competitive. The net result is that the agreement helps us accelerate one of our strategic aims—closing the monetization gap. At the same time, it allows Yahoo! to continue to compete aggressively in search and display advertising.
Importantly, the agreement does not prevent Yahoo! from pursuing other alternatives that could increase stockholder value. Because the agreement can be terminated by either party upon a change in control, it would not preclude a transaction with Microsoft or any other potential acquiror in the future.
The Yahoo!-Google Agreement Does More for Stockholder Value than Microsoft’s Search-Only Hybrid Proposal.
We also want to update you on the conclusion to our discussions with Microsoft regarding a potential transaction. As we explained in our last letter, our board and management held numerous meetings and conversations with Microsoft about its proposal to acquire Yahoo!, both before and after Microsoft withdrew that proposal on May 3. On June 8, our Chairman, Roy Bostock, other independent board members, and members of Yahoo!’s management team again met in person with Microsoft representatives. At that meeting, Microsoft stated unequivocally that it has no interest in acquiring all of Yahoo!, even at the price range Microsoft had previously suggested.
Microsoft did propose an alternative transaction. Rather than acquire our whole company as it had been proposing for months, Microsoft now proposed to acquire only our search business for $1 billion and a share of future search advertising revenue. This proposal also included an $8 billion investment in Yahoo! but required Yahoo! to commit to a 10-year exclusive arrangement that would have made us dependent on Microsoft for all of our search business. It would also have given Microsoft veto rights on certain future Yahoo! actions, including a sale of Yahoo!. Our board of directors and management made a great effort—and conducted in depth negotiations—to elicit a feasible proposal from Microsoft that made strategic and financial sense for Yahoo!, but without success.
While Microsoft’s search-only hybrid proposal may have been helpful to Microsoft, our board and management concluded it would have had a significant adverse impact on Yahoo! strategically, leaving the Company without the operational control of search assets and technology we view as critical to our objective of becoming a leader in the converging search and display advertising business. The board and its advisers also carefully studied the financial impact of Microsoft’s proposal and concluded that it would have provided no meaningful improvement to our operating cash flow. In short, this proposal would have generated substantially less value for Yahoo! stockholders than Microsoft has suggested.
Based on all the key factors—strengthening our competitiveness, protecting our strategic position, generating attractive financial returns—the Google agreement is far better than Microsoft’s search-only hybrid proposal. That’s why we moved forward with it.

Your Current Board of Directors Has the Knowledge, Experience and Commitment to Best Represent Your Interests and Maximize Stockholder Value.
The events of recent weeks underscore the fact that your board of directors is far better qualified to represent your interests in the effort to maximize stockholder value than the slate put forward by Carl Icahn.
Based on Mr. Icahn’s narrow agenda, it seems highly unlikely that either he or his slate would bring added value to Yahoo!. Consider the following:
•	Mr. Icahn put forward his slate so as to sell Yahoo! to Microsoft, even though he had no knowledge of the sustained efforts made by your current board and management to determine whether Microsoft was willing to engage in a transaction that would provide appropriate value and certainty of achieving that value. On June 8, Microsoft once again made it perfectly clear that it is not currently interested in acquiring Yahoo!.

•	Mr. Icahn publicly opposed any alternative form of transaction with Microsoft. Your board and management, after thorough and deliberate negotiations and evaluation, separately concluded on its own that the alternative hybrid deal proposed by Microsoft was, indeed, not in the best interests of the Company or its stockholders.

•	Mr. Icahn urged, as an alternative to a Microsoft transaction, that Yahoo! find a way to partner with Google that would not preclude a transaction with Microsoft in the future. We have done exactly that through the commercial agreement with Google we announced on June 12.
Simply put, you can choose to vote for a slate of nominees with no articulated plan for the future of Yahoo!—and who now have essentially no alternative agenda to offer you—or you can choose to vote for your existing board of directors which has the independence, experience, knowledge and commitment to navigate the Company through the rapidly-changing Internet environment, execute on our strategic objectives and deliver value for Yahoo! and its stockholders.
It is time for Yahoo! to turn its undivided attention to implementing its key strategies, and we therefore urge you to reject Mr. Icahn’s slate and his ill-defined agenda.
We strongly urge you to vote your WHITE Proxy Card today for your current board of directors.
We look forward to sharing our progress with you as we move forward and we thank you for your support.
Sincerely,

Roy Bostock	Jerry Yang
Chairman of the Board	Chief Executive Officer

If you have any questions about voting your shares, please contact:
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
Email: yahoo@mackenziepartners.com
Forward-Looking Statements
This letter contains forward-looking statements that involve risks and uncertainties concerning Yahoo!’s projected financial performance as well as Yahoo!’s strategic and operational plans. Actual results may differ materially from those described in this letter due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the expected benefits of the commercial agreement with Google may not be realized, including as a result of actions taken by United States or foreign regulatory authorities and the response or acceptance of the agreement by publishers, advertisers, users and employees; the implementation and results of Yahoo!’s ongoing strategic initiatives; Yahoo!’s ability to compete with new or existing competitors; reduction in spending by, or loss of, marketing services customers; the demand by customers for Yahoo!’s premium services; acceptance by users of new products and services; risks related to joint ventures and the integration of acquisitions; risks related to Yahoo!’s international operations; failure to manage growth and diversification; adverse results in litigation, including intellectual property infringement claims; Yahoo!’s ability to protect its intellectual property and the value of its brands; dependence on key personnel; dependence on third parties for technology, services, content and distribution; general economic conditions and changes in economic conditions; potential continuing uncertainty arising in connection with the withdrawal of Microsoft’s unsolicited proposal to acquire Yahoo! and the announced intention by a stockholder to seek control of our Board of Directors; the possibility that Microsoft or another person may in the future make another proposal, or take other actions which may create uncertainty for our employees, publishers, advertisers and other business partners; and the possibility of significant costs of defense, indemnification and liability resulting from stockholder litigation relating to the Microsoft proposal. More information about potential factors that could affect Yahoo!’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Yahoo!’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as amended, and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are on file with the Securities and Exchange Commission (“SEC”) and available at the SEC’s website at www.sec.gov. All information in this letter is as of June 25, 2008, unless otherwise noted, and Yahoo! does not intend, and undertakes no duty, to update or otherwise revise the information contained in this letter.
Non-GAAP Financial Measures
This letter refers to operating cash flow (operating income before depreciation, amortization of intangible assets, and stock-based compensation expense, or OCF) which is a non-GAAP financial measure. The most comparable GAAP measure is income from operations. With respect to the OCF numbers provided in this letter, the estimate of income from operations is the same as the estimated OCF, as the Company does not expect to incur any additional depreciation and amortization or stock-based compensation expense related to the Google agreement.
About Yahoo! Inc.
Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California.
Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc. All other names are trademarks and/or registered trademarks of their respective owners.
Yahoo! Inc.
Brad Williams, 408-349-7069 (Media)
bhw@yahoo-inc.com
Marta Nichols, 408-349-3527 (Investor)
mnichols@yahoo-inc.com
or
The Abernathy MacGregor Group for Yahoo! Inc.
Adam Miller, 212-371-5999 (Media)
alm@abmac.com
Winnie Lerner, 212-371-5999 (Media)
wal@abmac.com